UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report 07/26/06

ITEC ENVIRONMENTAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

033-31067
(Commission File Number)

311705310
(IRS Employer Identification No.)

5300 Claus Road
Riverbank, CA 95367

(209) 848-3900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This amendment is being filed to amend Item 5.02(c) of the Current Report on Form 8-K filed by Itec Environmental Group, Inc. on September 20, 2006, to include the adjusted effective date of Mr. Ronald M. Domingue’s appointment to the Board of Directors.

Item 5.02(c) Election of Directors; Appointment of Principal Officers

On July 26, 2006, Gary M. De Laurentiis’s employment agreement was approved by the Board of Directors of the Company, making him the new Chief Technology Officer.

Mr. De Laurentiis, 61, has previously served as the Chairman, President and CEO since founding the Company in 1999. Mr. De Laurentiis has been active in the plastics recycling business for nearly twenty (20) years. In partnership with the Chinese Government, he designed and built his first plastics recycling plant in 1987. In the years since, he has designed, remodeled, built and operated plants in Mexico, North Carolina, Ohio, Florida, California and Canada for both local governments and private industries. From 1992 to 1995, Mr. De Laurentiis worked directly with the State Government in Campeche Mexico, living on-site for eighteen (18) months while directing the entire project. In 1996, an Ohio based group recruited Mr. De Laurentiis to open a shuttered recycling plant. Mr. De Laurentiis left the company in 1999 to start Itec. From collecting, brokering, recycling and remanufacturing, to lobbying on behalf of the industry, Mr. De Laurentiis is intimately familiar with all levels of plastics recycling. The depth of Mr. De Laurentiis’ knowledge and his continuing search for newer, safer and more efficient ways to recycle waste has earned him the respect of his peers and the many regulatory agencies charged with protecting the environment who regularly call upon him for advice. Mr. De Laurentiis is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company. Pursuant to the terms of the employment agreement, Mr. De Laurentiis shall receive an annual salary of Two Hundred and Ninety Thousand Dollars ($290,000) and shall receive equity in the Company equal to an aggregate amount of twenty-four million (24,000,000) shares of the Company’s common stock, of which he has already received seventeen million nine hundred fifty-three thousand two hundred and eight (17,953,208) shares. Mr. De Laurentiis is also eligible to receive additional equity in connection with the successful performance of his duties.

As CTO, Mr. De Laurentiis shall serve as such until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination.

On July 31, 2006, Rodney S. Rougelot’s employment agreement was approved by the Board of Directors of the Company, making him the new Chief Executive Officer. Mr. Rougelot was also appointed to the Board of Directors of the Company. Pursuant to the terms of the employment agreement, Mr. Rougelot shall receive an annual salary of Three Hundred Thousand Dollars ($300,000) and shall receive equity in the Company equal to eight percent (8%) of the Company’s issued and outstanding stock. Mr. Rougelot is also eligible to receive additional equity in connection with the successful performance of his duties.

As CEO, Mr. Rougelot shall serve as such until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination. As a director of the Company, he shall serve until the earlier of (i) his resignation, (ii) election of his successor or (iii) his removal by the shareholders of the Company.

Mr. Rougelot, 42, brings to Itec over 20 years of extensive experience in recycling, operations, finance, and mergers and acquisitions. Upon graduating from Harvard Business School, Mr. Rougelot founded Recycling Resource, LLC (“Recycling Resource”), which rapidly became one of the leading recycling companies in California. After Recycling Resource was acquired by Tomra Pacific, Inc. (“Tomra Pacific”), Mr. Rougelot served as President of the commercial division, building Tomra Pacific into one of the largest beverage container recyclers in the United States. Most recently, Mr. Rougelot was engaged through Stone Yamashita Partners as a strategic consultant with The Coca Cola Company. Mr. Rougelot is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company.

On August 14, 2006, the Company entered into a loan agreement with Arbor Malone, LLC. Pursuant to this agreement, Ronald M. Domingue shall be appointed to the Board of Directors of the Company, effective December 1, 2006. Mr. Domingue shall serve as a director of the Company until the earlier of (i) his resignation, (ii) election of his successor or (iii) his removal by the shareholders of the Company.

Mr. Domingue, 44, brings extensive financial, logistics and engineering experience to Itec. He is a managing partner at Arbor Malone, LLC and was a co-founder of SupplyBase, Inc. (“SupplyBase”), a supply-chain software company that was acquired by i2 Technologies, Inc.  Prior to SupplyBase, Mr. Domingue held positions in product management, engineering and field marketing at GE Plastics, a subsidiary of General Electric Company (“General Electric”), over a 13 year career. Mr. Domingue holds a Bachelor of Science in Mechanical Engineering, Cum Laude, from the University of Vermont, a Masters of Science in Mechanical Engineering from Rensselaer Polytechnic Institute, and he is a graduate of General Electric’s Edison Engineering Program. Mr. Domingue is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company.

To the extent that any information called for in Item 404(a) of Regulation S-B is required pursuant to this appointment, such information is currently unavailable and will be provided in an amendment to this Form 8-K within four (4) days from when this information becomes available.

Item 9.01(d) Financial Statements and Exhibits

The following exhibits were included with Current Report on Form 8-K filed by Itec Environmental Group, Inc. on September 20, 2006

10.2 Arbor Malone Loan Agreement dated August 14, 2006
10.4 Amendment to Arbor Malone Loan Agreement dated September 7, 2006
10.5 Gary De Laurentiis Employment Agreement dated July 26, 2006
10.5 Rodney S. Rougelot Employment Agreement dated July 31, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITEC ENVIRONMENTAL GROUP, INC
(Registrant)
Date: December 11, 2006
/s/ Rodney S. Rougelot
Rodney S. Rougelot, CEO